Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Appoints Alex Perez-Tenessa to Board of Directors

RENO, Nev. March 2, 2022 - Employers Holdings, Inc., (NYSE: EIG) today announced the appointment of Alex Perez-Tenessa to the Board of Directors, effective March 2, 2022.
“We are very excited to welcome Alex Perez-Tenessa to the Employers Holdings, Inc. Board,” said Katherine H. Antonello, President and Chief Executive Officer of Employers Holdings, Inc. “Alex brings a wealth of knowledge and expertise in areas including transformational leadership, digital marketing, and optimization of customer experience through machine learning. We will benefit greatly from Alex’s insights and look forward to his contributions to our Board.”
Alejandro (Alex) Perez-Tenessa is the founder and CEO of Trendio Live Inc, which was formed in July 2021. Prior to founding Trendio, Mr. Perez-Tenessa served as Vice President, U.S. Prime Video and Vice President, Kindle Content at Amazon.com, Inc. Prior to joining Amazon, he served as Vice President of Beauty and Personal Care for CVS Health. Mr. Perez-Tenessa also previously served as a Partner at McKinsey & Company. Mr. Perez-Tenessa received a Master’s degree in Business Administration from Harvard University (Baker Scholar), as well as a Bachelor’s degree and a Master’s degree from ESSEC Business School.
About Employers Holdings, Inc.
EMPLOYERS® and America’s small business insurance specialist® are registered trademarks of EIG Services, Inc. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A- (Excellent) by the A.M. Best Company. Not all companies do business in all jurisdictions. See www.employers.com and www.cerity.com for coverage availability.
Contact Information
Company Contact:
Mike Paquette (775) 327-2562 or mpaquette@employers.com

Investor Relations Contact:
Karin Daly, The Equity Group Inc. (212) 836-9632 or kdaly@equityny.com